As filed with the Securities and Exchange Commission on September 1, 2005

Registration No. 333-127649

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAMAN CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Connecticut	5080	06-0613548
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1332 Blue Hills Avenue

Bloomfield, CT 06002

(860) 243-7100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Candace A. Clark, Esq.

Senior Vice President,

Chief Legal Officer and

Secretary

Kaman Corporation

1332 Blue Hills Avenue

Bloomfield, CT 06002

(860) 243-7100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Randall H. Doud, Esq.

Skadden, Arps, Slate,

Meagher &

Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount To be Registered in Respect of Class A Nonvoting Common Stock (1)	Amount To be Registered in Respect of Class B Voting Common Stock (1)	Total to be Registered	Proposed Maximum Offering Price Per Share (Class A Nonvoting Common Stock) (2)	Proposed Maximum Offering Price Per Share (Class B Voting Common Stock) (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)(6)
Common Stock, par value $1.00 per share	22,929,200	1,497,222	24,426,422	$19.97	$12.58	$462,814,378.26	$54,473.25

(1)	This Registration Statement relates to the Common Stock, par value $1.00 per share, of the Registrant (“Common Stock”) to be issued in the recapitalization described herein to the holders, immediately prior to the recapitalization, of the Registrant’s Class A Nonvoting Common Stock, par value $1.00 per share, and Class B Voting Common Stock, par value $1.00 per share, based upon the 22,270,862 shares of Class A Nonvoting Common Stock, 658,338 vested options to purchase shares of Class A Nonvoting Common Stock and 667,814 shares of Class B Voting Common Stock outstanding on the close of business on August 30, 2005. In the recapitalization, each share of Class A Nonvoting Common Stock will be amended to become one share of Common Stock and each share of Class B Voting Common Stock will be reclassified into 3.58 shares of Common Stock or, at the election of the holder of Class B Voting Common Stock, 1.84 shares of Common Stock and an amount in cash equal to $27.10. For purposes of the calculation, the Registrant has assumed that the Kaman family will make the part stock/part cash election for not less than 513,535 shares of its Class B Voting Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Class A Nonvoting Common Stock on August 11, 2005, as reported on The Nasdaq National Market, at a ratio of one share of Common Stock per share of Class A Nonvoting Common Stock.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(2) and 457(f )(3) of the Securities Act, based on the book value of the Class B Voting Common Stock on July 1, 2005, the most recent practicable date prior to the filing of this Registration Statement, at a ratio of 3.58 shares of Common Stock per share of Class B Voting Common Stock.
(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(1), 457(f)(2) and 457(f)(3) of the Securities Act, based on the sum of: (A) the product of the estimated maximum number of shares of Common Stock to be registered in the recapitalization in respect of shares of Class A Nonvoting Common Stock multiplied by the proposed maximum offering price per share calculated as described in (2) above PLUS (B) the product of the estimated maximum number of shares of Common Stock to be registered in the recapitalization in respect of shares of Class B Voting Common Stock multiplied by the proposed maximum offering price per share calculated as described in (3) above, less the cash to be paid by the Registrant with respect to those shares of Class B Voting Common Stock for which the Registrant has requested the Kaman family to make the part stock/part cash election.
(5)	Calculated by multiplying .00011770 by the proposed maximum aggregate offering price.
(6)	A registration fee of $54,702.65 was paid in connection with the initial filing on August 18, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 2 to the Registration Statement is solely to replace Exhibits 5.1 and 23.1 to the Registration Statement. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act, or the CBCA, provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA.

Subsection (b) of Section 33-771 of the CBCA provides that a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation.

Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.

Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Section 33-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

Article SEVENTH of the company’s certificate of incorporation provides that it will indemnify each director and officer of the company against expenses reasonably incurred by him or her in connection with any action, suit or proceeding instituted or threatened to which he or she may be made a party by reason of being or having been a director or officer of the company, except as to matters as to which he or she shall be adjudged in such action, suit or proceeding to have been neglectful of his or her duty as such director or officer. The right of indemnification conferred upon our directors and officers by Article SEVENTH of the company’s certificate of incorporation is not exclusive of other rights to indemnification to which the company’s directors and officers may be entitled.

In addition, the company maintains a directors’ and officers’ liability insurance policy.

The company has also entered into indemnification agreements with certain officers and directors, including a former director, of the company in connection with the recapitalization and have agreed in the recapitalization agreement to indemnify the members if the Kaman family for certain matters, in each case as described in the proxy statement/prospectus contained in this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits—See Exhibit Index on page II-3.

Item 22. Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.
2.1		Agreement, dated as of June 7, 2005, by and among Kaman Corporation, Newgate Associates Limited Partnership, Oldgate Limited Partnership, Charles H. Kaman, C. William Kaman II, Roberta C. Kaman, Steven W. Kaman and Cathleen H. Kaman (incorporated by reference to Exhibit 2.1 to Kaman’s current report on Form 8-K, filed June 8, 2005 and, without certain exhibits, attached as Annex A to the proxy statement/prospectus contained in this registration statement).

3.1		Amended and Restated Certificate of Incorporation in the form to become effective if the recapitalization is implemented (attached as Annex B to the proxy statement/prospectus contained in this registration statement).

3.2		Amended and Restated Bylaws in the form to become effective if the recapitalization is implemented (attached as Annex C to the proxy statement/prospectus contained in this registration statement).

5.1	**	Opinion of Shipman & Goodwin LLP as to the legality of the securities being registered.

8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters.

10.1		Form of individual Indemnification Agreements, dated as of June 7, 2005, entered into with Paul Kuhn, Jack Cahill and Wanda Rogers (incorporated by reference to Exhibit 10.1 to Kaman’s current report on Form 8-K, filed June 8, 2005).

10.2		Form of individual Indemnification Agreement, dated as of June 7, 2005, entered into with Robert Garneau and John Murtha (incorporated by reference to Exhibit 10.2 to Kaman’s current report on Form 8-K, filed June 8, 2005).

11.1		Earnings per share calculation (incorporated by reference to Exhibit 11 to Kaman’s annual report on Form 10-K, filed March 16, 2005, and Kaman’s quarterly report on Form 10-Q, filed August 3, 2005).

21.1	*	Subsidiaries of Kaman Corporation.

23.1	**	Consent of KPMG LLP.

23.2	**	Consent of Shipman & Goodwin LLP (included in Exhibit 5.1 opinion).

24.1	*	Power of Attorney.

99.1	*	Consent of Evercore Group Inc.

99.2	*	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

99.3	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as Exhibit 8.1 opinion).

99.4	*	Form of Class A Nonvoting Common Stock Proxy Card.

99.5	*	Form of Class B Voting Common Stock Proxy Card.

99.6	*	Class B Voting Common Stock Election Form.

*	Previously filed
**	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomfield, State of Connecticut, on the 1st day of September, 2005.

KAMAN CORPORATION

By:	/s/ PAUL R. KUHN
Name:	Paul R. Kuhn
Title:	President, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ PAUL R. KUHN
Name:	Paul R. Kuhn
Title:	President, Chairman and Chief Executive Officer
Date:	September 1, 2005

/s/ ROBERT M. GARNEAU
Name:	Robert M. Garneau
Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Date:	September 1, 2005

/s/ BRIAN E. BARENTS*
Name:	Brian E. Barents
Title:	Director
Date:	September 1, 2005

/s/ E. REEVES CALLAWAY*
Name:	E. Reeves Callaway
Title:	Director
Date:	September 1, 2005

/s/ JOHN. A DIBIAGGIO*
Name:	John A. DiBiaggio
Title:	Director
Date:	September 1, 2005

/s/ EDWIN A. HUSTON*
Name:	Edwin A. Huston
Title:	Director
Date:	September 1, 2005

Name:	C. William Kaman II
Title:	Director
Date:	September , 2005

/s/ EILEEN S. KRAUS*
Name:	Eileen S. Kraus
Title:	Director
Date:	September 1, 2005

/s/ WALTER H. MONTEITH, JR.*
Name:	Walter H. Monteith, Jr.
Title:	Director
Date:	September 1, 2005

/s/ WANDA L. ROGERS*
Name:	Wanda L. Rogers
Title:	Director
Date:	September 1, 2005

/s/ RICHARD J. SWIFT*
Name:	Richard J. Swift
Title:	Director
Date:	September 1, 2005

*By	/s/ ROBERT M. GARNEAU
Robert M. Garneau
Attorney-in-fact